Exhibit 99.1

Media contact:

Andrew Wynne

206-233-2070

andy.wynne@tullys.com

TULLY’S COFFEE RELEASES THIRD QUARTER 2008 FINANCIAL RESULTS

Positive Adjusted EBITDA, Comparable Store Sales Increase 8.8 Percent, and Total Sales Increase 22.3 Percent

Seattle, Wash. – February 13, 2008 – Tully’s Coffee Corporation (Tully’s) announced its revenues and operating results for the third quarter of its 2008 fiscal year, which ended December 30, 2007 (Third quarter 2008).

Tully’s adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was positive $137,000 for the Third quarter 2008, excluding the effects of the one-time $1,391,000 offering expenses and UCC litigation related expenses in each period. This represents, an improvement of $1,191,000 compared to the same period last year.

“We are thrilled to announce our significantly improved results for the quarter,” said Carl Pennington, President of Tully’s. “I am very impressed with the focus and commitment our people are demonstrating throughout our business—from doing an outstanding job taking care of our customers to improving the efficiency and profitability of every facet of our operations. I am confident their efforts will continue to strengthen our wholesale, retail, and specialty operations, and sustain the company’s recent sales and earnings growth.”

Total sales for Third quarter 2008 reached $19,625,000, a 22.3 percent increase from the comparable period in fiscal 2007. For the thirteenth consecutive fiscal quarter, Tully’s reported an increase in its U.S. sales

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Tully’s retail comparable store sales increased 8.8 percent compared to the same period last year, representing the sixth consecutive quarter of comparable store sales increases, and overall retail sales also increased 10.3 percent to $11,048,000. During Third quarter 2008, Tully's opened one new company-operated retail store and added four new franchised stores (including two new franchise locations in Boise, ID). At December 30, 2007, there were 146 U.S. Tully’s stores (91 company-operated and 55 franchised) as compared to 126 U.S. stores a year earlier.

For the 15th consecutive fiscal quarter, Tully’s reported an increase in its wholesale division sales (based on comparisons of 13 week periods to the same period a year earlier). In Third quarter 2008, Tully’s wholesale division sales rose $2,517,000 to $8,146,000, a 44.7 percent increase from last year.

Additional information about Tully’s Third quarter 2008 results is contained in its Quarterly Report on Form 10-Q that was filed with the U.S. Securities and Exchange Commission today.

About Tully’s Coffee Corporation

Tully’s Coffee Corporation is a fully handcrafted coffee roaster and a leading specialty coffee retailer and wholesaler. Through company-operated and franchised specialty retail stores in Washington, Oregon, California, Idaho, Arizona, Montana and Utah and its global alliance partner in Japan, Tully’s premium coffees are available at more than 400 branded retail locations. Tully’s wholesale division also distributes handcrafted coffees and related products via office coffee services, food service distributors, and thousands of leading supermarkets in the United States. Tully’s corporate headquarters and roasting plant are located at 3100 Airport Way S. in Seattle, Wash. For more information: (800) 96-Tully or www.tullys.com.

Statements made in this release concerning the Company's or management's intentions, expectations, or predictions about future results or events are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations and such variations could be material and adverse. Factors that could result in such variations include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company's control; potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services; competitive factors; and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company's current expectations is contained in Tully’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 30, 2007 and its Annual Report on Form 10-K for the fiscal year ended April 1, 2007.

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Tully’s Coffee Corporation

Supplemental Information

Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) is a financial measure we use to evaluate our operating performance, excluding the effects of financing costs, income taxes, and non-cash depreciation and amortization. We use EBITDA to assess the performance of our operating divisions and report this information to our board of directors. We believe this managerial information is important supplemental information to investors. Regulation G under the Securities Act, as well as Regulation S-K and other provisions of the Exchange Act of 1934, define and prescribe the conditions for use of certain non-GAAP financial information, such as EBITDA.

Although EBITDA and certain other non-GAAP financial information may be used by management teams, securities analysts and others in their evaluation of companies, these measures have limitations as analytical tools. Some of the limitations of these measures are:

•	They do not reflect certain cash expenditures or our future requirements for capital expenditures or contractual commitments;

•	They do not reflect changes in, or cash requirements for, our working capital needs;

•	They do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on debt;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these measures do not reflect any cash requirements for such replacements;

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure; and

•	Expenses that are unusual in nature may still occur from time to time.

For information about our financial results as reported in accordance with generally accepted accounting principles, please see our Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q. For more detail on each item we exclude in calculating EBITDA, please see “Management's Discussion and Analysis of Financial Condition and Results of Operations, Non-GAAP Financial Measures” included in our Quarterly Report on Form 10-Q.

The following table sets forth, for the periods indicated, the computation of EBITDA and Adjusted EBITDA and reconciliation to the reported amounts for net loss:

	Thirteen Week Periods Ended
	December 31, 2006	December 30, 2007
Net loss	$(2,767)	$(2,423)
Add back amounts for computation of EBITDA:
Interest income, interest expense and loan guarantee fees	91	671
Income taxes	19	—
Depreciation and amortization	845	640

EBITDA loss	(1,812)	(1,112)
Add back (deduct) amounts for computation of Adjusted EBITDA
UCC litigation costs	758	(142)
Write-off of deferred public offering costs	—	1,391
Settlement of litigation	—	—
Severance costs for then-president	—	—

Adjusted EBITDA (loss)	$(1,054)	$137

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